UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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TRANSKARYOTIC THERAPIES, INC.

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Additional Materials Filed Pursuant to Rule 14a-6

This filing consists of a press release issued by Transkaryotic Therapies, Inc. on July 12, 2005 containing an open letter to its stockholders.

For More Information Contact:
Justine E. Koenigsberg	Daniella M. Lutz
Senior Director, Corporate Communications	Manager, Corporate Communications
(617) 349-0271	(617) 349-0205

FOR IMMEDIATE RELEASE

TKT ISSUES OPEN LETTER TO STOCKHOLDERS
Board of Directors Urges TKT Stockholders to Vote “FOR” Shire Transaction

Cambridge, MA, July 12, 2005 — Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today issued an open letter to its stockholders urging them to vote “FOR” the proposed transaction with Shire Pharmaceuticals Group plc. On April 21, 2005 TKT and Shire entered into an agreement under which Shire has agreed to pay $37 in cash for each share of TKT common stock, or approximately $1.6 billion in aggregate value. As previously announced, the TKT stockholder vote will be held at a special meeting on July 27, 2005, at 9:00 a.m. ET. Voting instructions for the special meeting are available at the end of the letter to stockholders which follows:

Dear TKT Stockholders:
As you know, on July 27, 2005 stockholders of Transkaryotic Therapies, Inc. will have the opportunity to vote on the merger agreement with Shire Pharmaceuticals Group plc announced on April 21, 2005. This transaction is the result of a rigorous process by the TKT Board of Directors designed to maximize stockholder value, and we believe it represents the best possible price and optimal timing for stockholders. Our Board of Directors strongly urges you to vote in favor of the proposed merger.

Rigorous Board Process
The Board takes its fiduciary duty to deliver maximum value to our stockholders with the utmost seriousness. We have worked diligently, carefully, and deliberatively to maximize the value of your investment in TKT. Prior to recommending this merger, we sought out the best professional advice available, thoroughly considered the alternatives, and designed a transaction that we believe fully serves and protects the interests of our stockholders.

At the time Shire approached us in October 2004, we were operating the company to build value as an independent entity. We believed that we were unlikely to be able to garner a significant acquisition premium for our stockholders, because of our very unique and specialized business model. Only a handful of major companies are interested in the types of rare genetic diseases that are our focus. Of those, some could not easily pursue a merger with us for anti-trust reasons. Of the very small number of companies that might remain as potential acquirers, few, if any, would have the type of commercial presence necessary to commercialize and fully value Dynepo™, TKT’s Gene-Activated® erythropoietin protein, which will compete directly with several of the world’s largest pharmaceutical and biotechnology companies. Thus, we felt that there would be few, if any, buyers willing to pay a strategic premium for our entire product portfolio.

When approached by Shire, a qualified buyer with a willingness and ability to value the full breadth of our assets and capabilities, we recognized the possibility of delivering an attractive acquisition premium to our stockholders. Although we did not consider Shire’s initial offer of $29-$31 per share to be adequate, we were determined to follow a careful and deliberative process that would ascertain the best possible price available from Shire and any other potentially interested parties, while maintaining the ability of our company to thrive independently if we did not consummate a merger.

TKT Issues Open Letter to Stockholders, page 2

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With that goal in mind, we followed an extensive process that included more than twenty meetings of our board and the transaction committee of our board to plan our negotiations and deliberate on our decisions. We sought out the best possible outside advisors, engaging three prominent law firms and two nationally recognized investment banking firms. We took affirmative steps to obtain unbiased advice, including negotiating fee arrangements with all three of our law firms and one of the two investment banking firms that were not linked in anyway to the completion of a transaction.

We negotiated hard with Shire to obtain its best price, rejecting Shire’s first two written offers as inadequate, suspending negotiations until Shire was willing to commit to an attractive valuation, and staging access to diligence information to protect our company’s ability to execute its business throughout this period. We aggressively pursued a potential out-licensing arrangement for Dynepo (an integral part of our standalone business plan) with multiple third parties, in parallel with our negotiations with Shire, creating a competitive environment designed to maximize stockholder value. We performed a pre-announcement market check of other potential acquirers, reaching out directly to the two third parties that, based on the input of our financial advisor, SG Cowen & Co., LLC and the views of our senior management, we judged to be the most likely and qualified potential alternative buyers of our business. Neither company indicated any interest in discussing a transaction with us. And as discussed below, we designed the structure and timing of the merger agreement to guarantee that any possible better acquisition offers would be received and evaluated.

Our recommendation in favor of the merger with Shire reflects our confidence that the process we have followed was set up to deliver stockholder value, and we firmly believe the result we have obtained – the value, timing, and structure of the transaction – is in the best interests of our stockholders.

Attractive Price
After careful deliberation and analysis, we believe that the acquisition price of $37 per share in cash, or approximately $1.6 billion, represents a full and fair value for our company. This conclusion is based on everything we know about our business as of today, including the positive top-line results of iduronate-2-sulfatase, or I2S, TKT’s enzyme replacement therapy for Hunter syndrome, reported on June 20, 2005. We base this assessment on a range of widely-accepted valuation methodologies, performed not only by us and by our management, but also by our financial advisor SG Cowen and by Banc of America Securities, whom we retained to provide an independent fairness opinion.

It is imperative to note that all of the financial analyses upon which we relied in making our original judgment that this transaction is in the best interests of stockholders, and upon which we continue to rely today, were based on our management’s base case projections which assumed positive clinical trial results for the I2S program for Hunter syndrome. On April 21, 2005, when we approved the merger, we would not have accepted, nor recommended to our stockholders that they accept, any price that did not provide full value for I2S with the assumption of positive clinical trial results. Having approached our deliberations and our decision in that manner, the recently announced positive I2S clinical trial results simply serve to reinforce the basis upon which our original decision and recommendation were made.

The financial analyses of both SG Cowen and Banc of America, including their respective fairness opinions, are described in detail in our merger proxy statement dated June 27, 2005. We encourage you to review these descriptions carefully.

TKT Issues Open Letter to Stockholders, page 3

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Here, we draw your attention to certain considerations that significantly impacted our deliberations on value. We cite SG Cowen’s analyses in the discussion below. We also note that the analyses contained in Banc of America’s fairness opinion came to similar results.

•	Transaction premium. The $37 per share price provides a very attractive premium to the recent trading values of TKT’s stock prior to the merger announcement. Of note, this price represents a 113% premium to the price of our stock on October 13, 2004, the date of initiation of discussions between TKT and Shire, and a 54% premium to the price of our stock on March 29, 2005, the date of the Board meeting where we determined that an offer of $37 per share from Shire would be attractive to our stockholders, again, assuming positive I2S clinical trial results.

•	Precedent Transactions Analyses to estimate potential acquisition value. Using base case financial forecasts provided by our management, which assume positive I2S clinical trial results as well as the successful commercialization of all other pipeline programs, SG Cowen estimated our company’s potential acquisition value, based on precedent acquisitions in our industry. SG Cowen arrived at an acquisition value range of $15.78 to $28.27 per share.

•	Discounted Cash Flow (“DCF”) analyses to estimate standalone company value. Again using management’s base case forecasts, and again assuming positive I2S clinical trial results and the successful commercialization of all other pipeline programs, SG Cowen performed a discounted cash flow analysis of our company as an independent entity which yielded a range of standalone value for our company of $21.56 to $36.76 per share.

It is important to note that the Board relied most heavily on management’s base case projections, which assume positive I2S clinical trial results and the successful commercialization of all pipeline programs – including GA-GCB (Gene-Activated® glucocerebrosidase for the treatment of Gaucher disease) and the early-stage research programs. Our management’s base case projections, and the financial analyses performed based on those projections, indicate that this acquisition will deliver an attractive premium to the value of the company on a standalone basis and fully reflects the value that one might have expected to receive in an acquisition of the company, based on an analysis of precedent transactions.

Optimal Timing
We believe that we executed the merger agreement at precisely the right time – in fact at the only time when this attractive acquisition premium could have been delivered to our stockholders. The merger price of $37 per share fully values our business, including Dynepo and I2S (with the clinical trial results assumed to be positive). Because of the immediate need to secure a commercial partnership for Dynepo, such full value would have been less likely to be available through an acquisition of the company in the future, as discussed below.

As the Board deliberated on the merits of an all-cash acquisition versus remaining independent, we were acutely conscious of the challenges and risks that we would face as an independent company, including, but not limited to, significant ongoing financing

TKT Issues Open Letter to Stockholders, page 4

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requirements*, the commercialization requirements for Dynepo and I2S, the fact that most of our pipeline is at an early preclinical stage, and active litigation in the form of a class action lawsuit, patent litigation, and a formal investigation by the Securities and Exchange Commission.

In particular, as of early 2005, our company faced an immediate need to find a commercialization partner for Dynepo, one of our critical assets. We do not have the commercial strength and resources to launch Dynepo as an independent company. With entrenched competition from several far larger companies, we need a commercialization partner with the right resources and capabilities. The investment required to scale-up manufacturing of this product is substantial, and until we find a partner, we are bearing that entire investment ourselves. Additionally, the window in time to successfully launch this product is narrow, as a number of companies intend to introduce “follow-on” erythropoietin products into the European market in the near future. Simply stated, we needed to find a partner in early 2005 and begin launch preparations, or the value of our important Dynepo program would be reduced.

By April 2005, at the same time that we were engaged in final merger negotiations with Shire, we had explored a full range of Dynepo partnering alternatives and had advanced the most favorable of those alternatives to the point where a Dynepo commercialization agreement was ready to be signed. Shire informed us that if we were to license Dynepo to any third party, Shire would no longer be interested in acquiring our company, as Dynepo was one of the key assets that Shire sought to obtain by acquiring TKT. We recognized, and were advised by SG Cowen, that if we licensed Dynepo to a partner, our value as a potential strategic acquisition target not only to Shire, but also to most if not all other companies in our industry, would be reduced. This stands to reason: once we granted the Dynepo commercial rights to a partner, we would then only collect milestones and royalties on the product, while our partner would garner the majority of the future profits. The strategic value of Dynepo, and a large portion of the profit stream, would no longer be available to any potential acquirer of TKT, which would diminish the likelihood of anyone being willing to pay a strategic premium for our business.

Neither Shire nor the potential Dynepo partner was willing to wait, and our own stockholders’ interests were not served by waiting. In short, we needed to choose between the acquisition, and its attractive cash premium that afforded full value for all of our assets including Dynepo and I2S (with the clinical trial data assumed to be positive), or the Dynepo partnership, which could serve to reduce the value available to our stockholders in any future acquisition of our company. We could not do both, and we could not afford to do neither.

In response to this challenge, we designed a process that we are convinced has produced the best possible acquisition value for the company. We do not believe that waiting would have led to a better acquisition value, because we did not need to wait for positive clinical trial results to deliver to our stockholders the full value of those results and an attractive

* TKT is currently generating substantial losses and expects to continue to do so at least through 2006. We expect that, if we were to remain independent, we would end 2005 with between $40 and $60 million in cash, not including the impact of any break-up fee that might be payable in connection with the Shire transaction. Consequently, if the merger is not consummated, we would anticipate needing to complete a significant financing by the fourth quarter of this year.

TKT Issues Open Letter to Stockholders, page 5

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strategic acquisition premium. As discussed above, we believe that the Shire offer of $37 per share represents a full and fair premium to our stockholders assuming positive I2S clinical trial results. Throughout our negotiations with Shire, they were well aware that we were evaluating a Dynepo partnership with a global pharmaceutical company as an alternative to their merger proposal. We believe Shire recognized that the situation was highly competitive, and that our Board would accept nothing less than a full valuation reflecting an assumption of positive I2S clinical trial results. Thus, we are convinced that our negotiations, during which we twice rejected Shire’s lower offers and once suspended discussions altogether, succeeded in extracting what we believe to be the best value for our company.

Moreover, by structuring and timing the merger agreement precisely as we did, we preserved the opportunity to entertain offers from third parties that could provide better value to our stockholders. We were fully aware that our top-line I2S clinical trial results would be made public prior to the consummation of the transaction, providing an opportunity for any third party to come forward with a more favorable acquisition proposal with the full benefit of knowledge of the I2S clinical trial results. If there is a potential acquirer willing to make a proposal that is superior to Shire’s, subject to paying the break-up fee, we will be able to present and recommend this alternative to our stockholders. To date, no such approaches have been received.

As one final point on timing, some observers have noted that just as the timing of the Shire transaction provides the opportunity for higher acquisition offers for TKT to emerge following the announcement of positive top-line I2S clinical trial results, it also provides the Shire stockholders the opportunity to vote on the transaction after seeing the top-line I2S results. Had the results been negative, the Shire stockholders could conceivably have voted down the transaction for that reason. In fact, as a Board, we deliberated on this point at great length, and took great care to design a transaction that protected our stockholders against this (now purely hypothetical) contingency. Under the agreed transaction, Shire not only committed to pay full value for the company under the assumption of positive I2S results, but also committed to make very substantial payments to TKT in the event the Shire stockholders were to vote down the deal. If that were to happen, Shire would automatically be obligated to pay us $490 million in cash – $40 million as a break-up fee, and $450 million to license Dynepo, significantly more cash and greater value than we believe we would have received from any alternative Dynepo partnership outside of the context of the Shire acquisition.* Thus, we concluded that the Shire transaction ensured that our stockholders would be better off for our having entered into the merger agreement, no matter what happened with the I2S clinical trial results.

We Urge You to Vote in Favor of the Merger
We are proud of what our company has accomplished and the value it has delivered to stockholders, and we are proud of the transaction we have constructed with Shire. We firmly believe it provides the best possible price to our stockholders, with the right structure and at the right time. We strongly urge you to vote in favor.

Sincerely,
TKT Board of Directors

*It is important to note that the $40 million break fee and $450 million Dynepo license ($84 million of which would be paid to Sanofi-Aventis) are payable by Shire to TKT if Shire’s stockholders vote down the merger, but not if TKT stockholders vote down the merger. If TKT’s stockholders vote down the merger, TKT will retain rights to Dynepo and will receive no payments from Shire.

TKT Issues Open Letter to Stockholders, page 6

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Voting Instructions
If you have any questions or require assistance in voting your shares, please call: INNISFREE M&A INCORPORATED TOLL-FREE, at
1-877-825-8619.

IMPORTANT NOTE: If you hold your shares through a bank or broker, you may be able to vote by telephone, or via the Internet. Please call Innisfree for assistance.

About TKT
Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal™, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. In addition to its focus on rare diseases, TKT intends to commercialize Dynepo™, its Gene-Activated® erythropoietin product for anemia related to kidney disease, in the European Union. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and South America. Additional information about TKT is available on the company’s website at http://www.tktx.com.

Important Additional Information Has Been Filed with the SEC
This communication may be deemed to be soliciting material in respect of the proposed transaction with Shire. In connection with the proposed transaction with Shire, TKT has filed with the SEC and mailed to its stockholders a definitive proxy statement. The definitive proxy statement contains important information about TKT, the transaction and related matters. Investors and security holders are urged to read carefully the definitive proxy statement.

Investors and security holders are able to obtain free copies of the definitive proxy statement and other documents filed by TKT with the SEC through the web site maintained by the SEC at http://www.sec.gov.

In addition, investors and security holders may obtain free copies of the definitive proxy statement from TKT by contacting Corporate Communications, 700 Main Street, Cambridge, Massachusetts 02139.

TKT, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions with Shire. Information regarding TKT’s directors and executive officers is contained in TKT’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended on May 2, 2005, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, its proxy statement for its 2004 Annual Meeting of Stockholders dated April 27, 2004, its Current Reports on Form 8-K dated March 30, 2005, April 15, 2005 and April 27, 2005 and its definitive proxy statement relating to the proposed transaction with Shire dated June 27, 2005, each of which is filed with the SEC. As of May 16, 2005, TKT’s directors and executive officers and their affiliates, including Warburg Pincus Equity Partners, L.P., beneficially owned approximately 5,523,536 shares, or approximately 15.3%, of TKT’s common stock. All outstanding options for TKT common stock, whether or not vested, including those held by current directors and executive officers, will be cashed out in the merger based on the $37 per share purchase price. In addition, Shire has committed to maintaining TKT’s 2005 Management Bonus Plan, in which TKT executive officers participate, in accordance with its current terms in respect of the 2005 performance year. Following the merger, Shire has agreed to provide certain retention and severance benefits to TKT’s employees, including its executive officers. Additional information regarding the interests of potential participants is included in the definitive proxy statement related to the proposed transaction and other documents filed by TKT with the SEC.

TKT Issues Open Letter to Stockholders, page 7

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Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements regarding the proposed transaction between Shire and TKT, and statements regarding the company’s financial outlook, as well as statements about future expectations, beliefs, goals, plans or prospects, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including the failure of TKT and Shire to consummate the proposed merger for any reason, including the failure of the TKT shareholders or Shire shareholders to approve the proposed transaction, and including other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are on file with the SEC and which factors are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc. Dynepo™ is a trademark of Sanofi-Aventis SA.

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